UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2014

NEUROTROPE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-172647	46-3522381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

50 Park Place, Suite 1401

Newark, New Jersey 07102

(Address of principal executive offices, including ZIP code)

(973) 242-0005

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Neurotrope, Inc. previously announced the termination of Dr. James New’s employment as Chief Executive Officer and President of both Neurotrope, Inc. and Neurotrope BioScience, Inc., a wholly-owned subsidiary of Neurotrope, Inc. (“Neurotrope BioScience”), effective as of July 16, 2014. In connection with Dr. New’s termination, on October 9, 2014, Neurotrope BioScience and Dr. New entered into a separation agreement and general release (the “Separation Agreement”).

The Separation Agreement states that Neurotrope BioScience will pay or provide Dr. New the following: (a) $2,684.02 within three days of the execution of the Separation Agreement by Dr. New, representing reimbursement of business expenses; (b) a lump sum equal to the total gross amount of $233,000 (less all applicable income and employment taxes and other required or elected withholdings, for which a Form W-2 will be issued to Dr. New); (c) a gross amount of $25,477.59 (less all applicable income and employment taxes and other required or elected withholdings) for Dr. New’s accrued, unused vacation; (d) reimbursement for the cost of continuing Dr. New’s current health care insurance in the same amount as the net reimbursement amounts paid to Dr. New on a monthly basis immediately prior to July 16, 2014 ($2,974 per month) until the earlier of the date on which Dr. New becomes eligible for medical insurance coverage with a new employer or July 16, 2015; (e) director’s and officer’s insurance coverage covering Dr. New’s actions while a director and/or officer of Neurotrope BioScience until July 16, 2020; and (f) $17,000 for reimbursement of Dr. New’s attorneys fees. In addition, the parties agreed that Dr. New’s ownership of any common shares of the company is not affected by the Separation Agreement and that any equity awards Dr. New received pursuant to the 2013 Equity Incentive Plan will be governed exclusively by the terms of such plan.

In consideration for certain promises, payments and other benefits by Neurotrope BioScience pursuant to the Separation Agreement, Dr. New has agreed to waive, release and discharge any claims that in any way relate to or concern (a) his employment with Neurotrope BioScience, (b) the terms, conditions or privileges of his employment with Neurotrope BioScience, (c) the termination of his employment by Neurotrope BioScience, (d) his actions or omissions as an officer or director of Neurotrope BioScience or his removal from any such position, and (e) any and all violations and/or alleged violation of federal, state and or local fair employment practices or other laws, that he may have against, among other parties, Neurotrope BioScience, its parent, their subsidiaries, licensors and/or other related and affiliated corporation or entities, past and present employees, managers, directors, officers, administrators and shareholders. Such release and waiver is subject to customary exceptions.

Additionally, Dr. New agreed to and acknowledged the survival of provisions relating to non-competition, non-disparagement, non-disclosure and non-solicitation contained within the Employment Agreement between Neurotrope BioScience and Dr. New, dated February 25, 2013, which has been previously filed with the Securities and Exchange Commission.

The Separation Agreement also contained mutual non-disparagement provisions as well as confidentiality provisions that address Dr. New’s obligation to maintain Neurotrope BioScience’s confidential information.

The Separation Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Separation Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Confidential Separation Agreement and General Release, dated October 9, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROTROPE, INC.

Dated: October 10, 2014	By:	/s/ Robert Weinstein
Name: Robert Weinstein
Title: Chief Financial Officer,
Executive Vice President, Secretary and Treasurer

EXHIBIT INDEX

No.	Description

10.1	Confidential Separation Agreement and General Release, dated October 9, 2014